EXHIBIT 10.63


December 30, 1998

Mr. Daniel Borislow
Chief Executive Officer
Tel-Save.com, Inc.
6802 Rte. 202
New Hope, PA  18938

Dear Dan:

A "Change in Control" as defined in my Employment Agreement dated July 3, 1997 and as defined in my Stock Option Agreement dated October 13, 1998 will occur on your resignation as Chief Executive Officer. As a result I may terminate my employment and receive Compensation for the remaining term of the Employment Agreement (approximately 22 months) without mitigation.

You have requested that I continue in my current capacity rather than elect immediate termination of my employment and payment of the Compensation required under the Employment Agreement.

     1. I will continue as Chief Financial Officer of Tel-Save.com, Inc. until a replacement is found but no later than October 31, 1999.

     2. My compensation will continue without any requirement for mitigation for 22 months after a replacement is found or October 31, 1999.

     3. I will continue as a Director of Tel-Save.com, Inc. until expiration of my current Term (year 2000).

     4. I will consult on a limited basis after cessation of employment until December 31, 2000.

     5.   I will be paid $20,000.00 per month for commencing January 1999.

     6. The 250 000 stock options which I have are fully vested and exercisable as of December 30,1998.

     7. All other terms of my Employment Contract will continue to be in effect until October 31, 1999.

Any other arrangements for services will be separately negotiated with the then appropriate executives of the Company.

Please indicate your acceptance and agreement in the space provided below.

Yours truly;                                            Accepted and Agreed
                                                        Tel-Save.com, Inc.


George P. Farley                                        By:
                                                           ---------------------
                                                           Daniel Borislow, CEO